RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
SECOND QUARTER RESULTS

Pennsauken, NJ – August 7, 2019 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and twenty-six week periods ended June 29, 2019.

RCM Technologies reported revenue of $50.7 million for the thirteen week period ended June 29, 2019 (the current period), a 1.9% decrease as compared to $51.7 million for the thirteen week period ended June 30, 2018 (the comparable prior year period). Gross profit was $12.8 million for the current period, a 0.5% increase as compared to $12.7 million for the comparable prior year period.  The Company experienced GAAP operating income of $2.2 million for the current period, as compared to $0.9 million for the comparable prior year period.  GAAP net income was $1.3 million, or $0.10 per diluted share, for the current period as compared to $0.4 million, or $0.03 per diluted share, for the comparable prior year period.

RCM Technologies reported revenue of $102.3 million for the twenty-six week period ended June 29, 2019 (the current period), a marginal decrease as compared to $102.5 million for the twenty-six week period ended June 30, 2018 (the comparable prior year period). Gross profit was $25.3 million for both periods presented.  The Company experienced GAAP operating income of $3.8 million for the current period, as compared to $2.6 million for the comparable prior year period.  GAAP net income was $2.7 million, or $0.21 per diluted share, for the current period as compared to $1.4 million, or $0.12 per diluted share, for the comparable prior year period.

The Company experienced $1.4 million in severance, professional fees and other charges for both the thirteen and twenty-six week periods ended June 30, 2018.  These charges include severance accrued for the Company’s former chief executive officer and related payroll taxes, continuation of certain benefits and professional fees, totaling approximately $0.9 million.  The additional charges of $0.5 million incurred related to transactional financial advisory fees, legal fees associated with defending a frivolous lawsuit with a competitor of the Company, and search fees associated with hiring a senior executive.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, “Allowing for third-quarter seasonality in our Healthcare segment from summer school closings, we believe we are poised for a strong finish to fiscal 2019 and that we have positioned RCM to demonstrate higher earnings power in 2020.”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “We are pleased with generating $3.1 million in cash flow from operations in the second quarter of 2019. We expect continued strong cash flow through the remainder of the year.”

Conference Call
On Thursday, August 8, 2019, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (866) 403-9129.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	June 29, 2019	June 30, 2018
Revenue	$50,705	$51,710
Cost of services	37,902	38,975
Gross profit	12,803	12,735
Selling, general and administrative	10,202	10,076
Depreciation and amortization of property and equipment	325	381
Severance, professional fees and other charges	-	1,371
Amortization of acquired intangible assets	83	17
Operating income	2,193	890
Other expense, net	(483)	(388)
Income before income taxes	1,710	502
Income tax expense	459	121
Net income	$1,251	$381

Diluted net earnings per share data	$0.10	$0.03

	Twenty-Six Week Periods Ended
	June 29, 2019	June 30, 2018
Revenue	$102,300	$102,522
Cost of services	76,980	77,232
Gross profit	25,320	25,290
Selling, general and administrative	20,667	20,497
Depreciation and amortization of property and equipment	640	778
Severance, professional fees and other charges	-	1,371
Amortization of acquired intangible assets	165	34
Operating income	3,848	2,610
Other expense, net	(949)	(695)
Income before income taxes	2,899	1,915
Income tax expense	185	483
Net income	$2,714	$1,432

Diluted net earnings per share data	$0.21	$0.12

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	March 30, 2019	December 29, 2018
	(Unaudited)
Cash and cash equivalents	$868	$482
Accounts receivable, net	$58,230	$52,335
Total current assets	$63,935	$58,811
Total assets	$92,099	$81,510
Total current liabilities	$21,824	$23,188
Borrowing under line of credit	$30,943	$27,540
Net debt (borrowings less cash)	$30,075	$27,058
Total liabilities	$61,550	$54,311
Stockholders’ equity	$30,549	$27,199

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis.  We believe that EBITDA and Adjusted EBITDA are performance measures and have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP net income measure and the corresponding adjustments used to calculate “EBITDA” and “Adjusted EBITDA” for the thirteen and twenty-six week periods ended June 29, 2019 and June 30, 2018.

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
GAAP net income	$1,251	$381	$2,714	$1,432
Income tax expense	459	121	185	483
Interest expense	458	400	887	666
Imputed interest on contingent consideration	48	-	96	-
Depreciation of property and equipment	325	381	640	778
Amortization of acquired intangible assets	83	17	165	34
EBITDA (non-GAAP)	$2,624	$1,300	$4,687	$3,393

Adjustments
Severance, professional fees and other charges	-	1,371	-	1,371
(Gain) loss on foreign currency transactions	(23)	(12)	(34)	29
Adjusted EBITDA (non-GAAP)	$2,601	$2,659	$4,653	$4,793

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	June 29, 2019	June 30, 2018
Net income	$1,251	$381
Adjustments to reconcile net income to cash used in operating activities	761	623
Changes in operating assets and liabilities:
Accounts receivable	353	(82)
Prepaid expenses and other current assets	548	276
Net of transit accounts receivable and payable	917	149
Accounts payable and accrued expenses	(639)	(213)
Accrued payroll and related costs	(345)	1,735
Right of use assets and liabilities	(7)	-
Income taxes payable	239	565
Total adjustments	1,827	3,053
Cash provided by operating activities	$3,078	$3,434

Net cash used in investing activities	(136)	(313)
Net cash used in financing activities	(3,743)	(3,111)
Effect of exchange rate changes	(24)	(31)
Decrease in cash and cash equivalents	($825)	($21)

	Twenty-Six Week Periods Ended
	June 29, 2019	June 30, 2018
Net income	$2,714	$1,432
Adjustments to reconcile net income to cash used in operating activities	1,494	1,402
Changes in operating assets and liabilities:
Accounts receivable	(5,911)	(6,160)
Prepaid expenses and other current assets	658	274
Net of transit accounts receivable and payable	962	(1,094)
Accounts payable and accrued expenses	(1,465)	(1,425)
Accrued payroll and related costs	(1,217)	1,665
Right of use assets and liabilities	259	-
Income taxes payable	29	296
Total adjustments	(5,191)	(5,042)
Cash used in operating activities	($2,477)	($3,610)

Net cash used in investing activities	(238)	(613)
Net cash provided by financing activities	3,140	1,817
Effect of exchange rate changes	(39)	(14)
Increase (decrease) in cash and cash equivalents	$386	($2,420)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended June 29, 2019
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$18,583	$23,370	$8,752	$50,705
Cost of services	13,324	18,057	6,521	37,902
Gross Profit	$5,259	$5,313	$2,231	$12,803
Gross Profit Margin	28.3%	22.7%	25.5%	25.3%

	Thirteen Week Period Ended June 30, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$21,571	$22,858	$7,281	$51,170
Cost of services	15,934	17,771	5,270	38,975
Gross Profit	$5,637	$5,087	$2,011	$12,735
Gross Profit Margin	26.1%	22.3%	27.6%	24.9%

	Twenty-Six Week Period Ended June 29, 2019
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$37,638	$47,540	$17,122	$102,300
Cost of services	27,682	36,593	12,705	76,980
Gross Profit	$9,956	$10,947	$4,417	$25,320
Gross Profit Margin	26.5%	23.0%	25.8%	24.8%

	Twenty-Six Week Period Ended June 30, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$42,988	$45,492	$14,042	$102,522
Cost of services	31,658	35,156	10,418	77,232
Gross Profit	$11,330	$10,336	$3,624	$25,290
Gross Profit Margin	26.4%	22.7%	25.8%	24.7%